EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT is made and entered into this 20th day of November, 1996, but is effective for all purposes as of the date specified below in Section 2, by and between ECHELON INTERNATIONAL CORPORATION, a Florida corporation (the "Company"), and DARRYL A. LECLAIR, residing at 431 Appian Way, St. Petersburg, Florida 33704 (the "Executive").

                              W I T N E S S E T H:

1.    EMPLOYMENT

      The Company hereby employs the Executive, and the Executive hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

2.    TERM

      Subject to the provisions for termination as hereinafter provided, the term of employment under this Agreement shall begin as of the completion of the "Distribution" as that term is defined in the Company's Registration Statement on Form 10, as amended (the "Distribution"), and shall continue through December 31, 1999, provided, however, that beginning on January 1, 1998 and on each January 1st thereafter (each such January 1 being referred to as a "Renewal Date"), the term of this Agreement shall automatically be extended for an additional one year so that on each Renewal Date the then remaining unexpired term of this Agreement shall be three years, unless either party gives the other written notice of termination at least ninety (90) days prior to any such Renewal Date.

3.    COMPENSATION

      (a) Base Salary. The Company shall pay to the Executive as basic compensation for all services rendered by the Executive during the term of this Agreement a basic annualized salary of $280,000 per year, or such other sum in excess of that amount as the parties may agree on from time to time or as provided in the next sentence (as in effect from time to time, the "Base Salary"), payable monthly or in other more frequent installments, as determined by the Company. The Board of Directors shall have no authority to reduce the Executive's Base Salary in effect from time to time. In addition, the Board of Directors, in its discretion, may award a bonus or bonuses to the Executive in addition to the bonuses provided for in Section 3(b).

      (b) Bonuses. In addition to the Base Salary to be paid pursuant to Section 3(a), for each of the Company's three fiscal years ending December 31, 1997, December 31, 1998 , to the extent earned, specified on Exhibit A to this Agreement. For each fiscal year ending after December 31, 1999, the Company shall pay to the Executive as incentive compensation annual bonuses in accordance with comparable incentive bonus plan(s) adopted by the Board of Directors of the Company.

      (c) Certain Plans and Initial Award. (i) It is anticipated that the Company will adopt certain incentive compensation plans, including a long term incentive plan (the "LTIP"), providing for annual or other periodic awards to key employees of, among other things, restricted stock, and a stock option plan (the "ISO/NSO Plan"), providing for the annual or other periodic issuance of options to purchase the Company's common stock. The LTIP and ISO/NSO Plan are referred to collectively in this Agreement as the "Plans." The Executive will be given an opportunity to participate in the Plans, in accordance with and subject to the terms of the Plans as they may be adopted, amended and administered from time to time.

            (ii) In addition to the incentive compensation referred to in
Section 3(c)(i), the Company hereby agrees to issue to the Executive under the LTIP, effective immediately following the completion of the Distribution, that number of shares of the Company's common stock (the "Initial Restricted Stock") as will equal three percent (3%) of the shares of the Company's common stock distributed in the Distribution, which Initial Restricted Stock shall be subject to risk of forfeiture, which risk will lapse as to one-fourth of the shares of the Initial Restricted Stock on January 31, 1998, and as to an additional one-fourth of the Initial Restricted Stock on each of January 31, 1999, January 31, 2000 and January 31, 2001. Accordingly, as of January 31, 2001, all risks of forfeiture shall have lapsed as to all the Initial Restricted Stock.

            (iii) In addition to the incentive compensation referred to in
Section 3(c)(i) and the Initial Restricted Stock, the Company hereby agrees to grant to the Executive under the LTIP, effective immediately following the completion of the Distribution, options to purchase that number of shares of the Company's common stock (the "Initial Options") as will equal two percent (2%) of the shares of the Company's common stock distributed in the Distribution, which Initial Options shall be exercisable as to one-third of the shares of common stock covered by the Initial Options on January 31, 1998, and as to an additional one-third of such shares on each of January 31, 1999 and January 31, 2000. The exercise price for the Initial Options shall be the closing price on the New York Stock Exchange (or such other market on which the Company's stock trades if it is not listed on the New York Stock Exchange) on the trading day which is the eighth month anniversary of the day of the completion of the Distribution (the "Option Pricing Date"), or if the Option Pricing Date is not a trading day, the first trading day thereafter.

            (iv) Any and all risks of forfeiture shall lapse as to all of the Initial Restricted Stock and the Initial Options shall be fully vested and shall be exercisable as to all of the shares of common stock covered by the Initial Options upon (i) the death of the Executive or termination of employment upon the "Permanent Disability" (as that term is defined in Section 7(b)(ii) of this Agreement) of the Executive, (ii) the termination of employment of the Executive by the Company "Without Good Cause" (as that term is defined in Section 8(b)(iii) of this Agreement) or (iii) the exercise by the Executive of his rights to terminate his employment under Section 8(d)(ii) following a "Change of Control" (as that term is defined in Section 8(d)(i) of this Agreement).

      (d) Reimbursement. The Company shall reimburse the Executive, in accordance with the Company's policies and practices for senior management, for all reasonable expenses incurred by the Executive in the performance of the Executive's duties under this Agreement, provided, however, that the Executive must furnish to the Company an itemized account, satisfactory to the Company, in substantiation of such expenditures.


                                       2.

      (e) Certain Benefits. The Executive shall be entitled to such fringe benefits including, but not limited to, medical and other insurance benefits as may be provided from time to time by the Company to other senior officers of the Company. In addition, without restricting the foregoing, the Company shall provide the Executive at the Company's sole cost and expense with (i) a policy or policies of term life insurance (the "Basic Life Insurance") providing, among other things, basic death benefits of not less than two times the Base Salary in effect from time to time, (ii) directors and officers liability insurance with coverage, terms and limits suitable for the chief executive officer of a New York Stock Exchange listed company comparable in financial size and wherewithal to that of the Company and (iii) a monthly allowance of $500 cash to reimburse the Executive for the use and maintenance of his automobile in furtherance of the business and affairs of the Company, provided that the Executive shall at all times insure the Executive and the Company in such amounts as may be reasonably requested by the Company against claims for bodily injury, death and property damages occurring as a result of its use. The Company shall use its reasonable best efforts to make available to the Executive in providing and paying for the Basic Life Insurance the opportunity to purchase at the Executive's sole cost and expense additional life insurance with a basic death benefit (the "Optional Life Insurance") equal to two times the Executive's Base Salary in effect from time to time (affording the Executive the opportunity to have basic death benefit life insurance coverage equal to four times such Base Salary). The Company will use its reasonable best efforts to effect the transfer of the ownership to the Executive of the policy or policies for the Basic Life Insurance and the Optional Life Insurance, if any, upon the termination of the Executive's employment by the Company premiums would be the obligation of the Executive.

      (f) Other Incentive and Benefit Plans. The Executive shall be eligible to participate, in accordance with the terms of such plans as they may be adopted, amended and administered from time to time, in incentive, bonus, benefit or similar plans, including without limitation, any stock option, bonus or other equity ownership plan, any short, mid or long term incentive plan and any other bonus, pension or profit sharing plans established by the Company from time to time.

4.    DUTIES

      (a) General. The Executive is engaged as the Chief Executive Officer and President of the Company and initially shall be elected as a director of the Company. In addition, at the request of the Board of Directors, the Executive shall serve in the same positions in any wholly owned subsidiary of the Company, without any additional compensation. The Executive's duties shall be commensurate with those customarily associated with the chief executive of a corporation comparable to the Company.

      (b) Specific. In addition to his general duties, responsibilities and authority as Chief Executive Officer and President, and without in any way intending to diminish the Executive's duties, responsibilities and authority, the Executive's duties, responsibilities and authority shall include but not be limited to (i) suggesting to the Board of Directors persons who should serve as executive officers for the Company and suggesting the duties, salaries, annual raises and (except as may be limited by the specific provisions of bonus and incentive plans adopted by the Company) the


                                       3.

bonuses for such persons and the Board shall give due and proper consideration to such suggestions, (ii) determining who shall serve in all positions below the level of executive officer, and determining the duties, salaries, annual raises and (except as may be limited by the specific provisions of bonus and incentive plans adopted by the Company) the bonuses for such persons, with authority to delegate authority regarding such junior personnel to other members of senior management, (iii) participating in consultation with the Board of Directors in the development and implementation of the Company's strategic business plans and
(iv) retaining consultants, professionals and other independent contractors for the Company's business; provided, however, that the selection of the Company's independent certified public accountants and general counsel shall be made with the concurrence of the Board of Directors.

      (c) Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless the Executive for all liabilities, costs, expenses and damages arising out of or in connection with the Executive's service to the Company under this Agreement. In furtherance of this indemnity, the Company shall enter into an indemnification agreement, in form and substance reasonably satisfactory to the Executive and the Company. In addition, the indemnity providn officer or director, or service in a similar capacity, for any civic, community or charitable organization, provided such service is undertaken at the request of or with the knowledge and acquiescence of the Company. The foregoing indemnification shall be in addition to any rights or benefits the Executive may have under statute, the Bylaws or Articles of Incorporation of the Company, under a policy of insurance, or otherwise.

5.    EXTENT OF SERVICES; VACATIONS AND DAYS OFF

      (a) Extent of Services. During the term of the Executive's employment under this Agreement, except during customary vacation periods and periods of illness, the Executive shall devote full-time energy and attention during regular business hours to the benefit and business of the Company as may be reasonably necessary in performing the Executive's duties pursuant to this Agreement. Notwithstanding the foregoing, the Executive may (i) serve on corporate, trade association, civic, religious or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive's duties and responsibilities and do not create a conflict of interest.

      (b) Vacations. The Executive shall be entitled to vacations with pay and to such personal and sick leave with pay in accordance with the policy of the Company as may be established from time to time by the Company and applied to other senior officers of the Company. In no event shall the Executive be entitled to fewer than four weeks' annual vacation. Unused vacation days may be carried over from one year to the next for a period of up to three years. Any vacation days which remain unused on the third anniversary of the end of the fiscal year to which they originally related shall expire and shall thereafter no longer be useable by the Executive.


                                       4.

6.    FACILITIES

      The Company shall provide the Executive with a fully furnished office, and the facilities of the Company shall be generally available to the Executive in the performance of the Executive's duties pursuant to this Agreement, it being understood and contemplated by the parties that all equipment, supplies and office personnel required in the performance of the Executive's duties under this Agreement shall be supplied by and at the sole expense of the Company.

7.    ILLNESS OR INCAPACITY, TERMINATION ON DEATH, ETC.

      (a) Death. If the Executive dies during the term of the Executive's employment, the Company shall pay to the estate of the Executive within 30 days after the date of death such Base Salary and any cash bonus compensation earned pursuant to the provisions of any incentive compensation plan then in effect but not yet paid, as would otherwise have been payable to the Executive up to the end of the month in which the Executive's death occurs. After receiving the payments provided in this Section 7(a), the Executive and the Executive's estate shall have no further rights under this Agreement (other than those rights already accrued).

      (b) Disability. (i) During any period of disability, illness or incapacity during the term of this Agreement which renders the Executive at least temporarily unable to perform the services required under this Agreement, the Executive shall receive the Base Salary payable under Section 3(a) of this Agreement plus any cash bonus compensation earned pursuant to the provisions of any incentive compensation plan then in effect but not yet paid, less any cash benefits received by him under any disability insurance carried by or provided by the Company. Upon the Executive's "Permanent Disability" (as defined below), which Permanent Disability continues during the payment periods specified herein, the Company shall pay to the Executive for the period of time specified below an amount (the "Disability Payment") equal to the (i) sum of (A) the Base Salary paid in the same monthly or other period installments as in effect at the time of the Executive's Permanent Disability plus (B) an amount equal to the target level of the annual cash bonus payable to the Executive under the Company's Management Incentive Compensation Plan as described on Exhibit A or any similar bonus or incentive plans or programs then in effect (the "MICP Target Amount") in respect of the fiscal year during which the Executive's Permanent Disability occurred, which MICP Target Amount shall be paid in pro rata equal monthly installments over the period of time specified below (ii) reduced by the amount of any monthly payments under any policy of disability income insurance paid for by the Company which payments are received during the time when any Disability Payment is being made to the Executive following the Executive's Permanent Disability. For so long as the Executive's Permanent Disability continues, the Disability Payment shall be paid by the Company to the Executive in equivalent installments at the same time or times as would have been the case for payment of Base Salary over the unexpired term of this Agreement if the Executive had not become permanently disabled and had remained employed by the Company hereunder, but in no case shall such period exceed 36 months. The Executive may be entitled to receive payments under any disability income insurance which may be carried by or provided by the Company from time to time. Upon "Permanent Disability" (as that term is defined in Section 7(b)(ii) below) of the Executive, except as provided in this Section 7(b) all rights of the Executive under this Agreement (other than rights already accrued) shall terminate.


                                       5.

            (ii) The term "Permanent Disability" as used in this Agreement shall mean, in the event a disability insurance policy is maintained by the Company covering the Executive at such time and is in full force and effect, the definition of permanent disability set forth in such policy. In the event no disability insurance policy is maintained at such time and in full force and effect, "Permanent Disability" shall mean the inability of the Executive, as determined by the Board of Directors of the Company, by reason of physical or mental disability to perform the duties required of him under this Agreement for a period of one hundred and eighty (180) days in any one-year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than six months from the ending of the previous period of disability. Upon such determination, the Board of Directors may terminate the Executive's employment under this Agreement upon ten (10) days' prior written notice. If any determination of the Board of Directors with respect to permanent disability is disputed by the Executive, the parties hereto agree to abide by the decision of a panel of three physicians. The Executive and Company shall each appoint one member, and the third member of the panel shall be appointed by the other two members. The Executive agrees to make himself available for and submit to examinations by such physicians as may be directed by the Company. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement.

8.    OTHER TERMINATIONS

      (a) By the Executive. (i) The Executive may terminate the Executive's employment hereunder upon giving at least ninety (90) days' prior written notice. In addition, the Executive shall have the right to terminate the Executive's employment hereunder on the conditions and at the times provided for in Section 8(d) of this Agreement.

            (ii) If the Executive gives notice pursuant to Section 8(a)(i) above, the Company shall have the right (but not the obligation) to relieve the Executive, in whole or in part, of the Executive's duties under this Agreement, or direct the Executive to no longer perform such duties, or direct that the Executive should no longer report to work, or any combination of the foregoing. In any such event, the Executive shall be entitled to receive only the Base Salary not yet paid, as would otherwise have been payable to the Executive up to the end of the month specified as the month of termination in the termination notice. In the event the Executive gives notice pursuant to Section 8(a)(i) above but specifies a termination date in excess of ninety (90) days from the date of such notice, the Company shall have the right (but not the obligation) to accelerate the termination date to any date prior to the date specified in the notice that is in excess of ninety (90) days from the date of the notice, and the Company shall have the right (but not the obligation) to relieve the Executive, in whole or in part, of the Executive's duties under this Agreement, or direct the Executive to no longer perform such duties, or direct that the Executive should no longer report to work, or any combination of the foregoing; provided, however, that in any such event the Executive shall be entitled to receive the Base Salary, as would otherwise have been payable to the Executive up to the end of the month of the termination date properly selected by the Company. Upon receiving the payments provided for under this Section 8(a), all rights of the Executive under this Agreement (other than rights already accrued) shall terminate.


                                       6.

      (b) Termination for "Good Cause". (i) Except as otherwise provided in this Agreement, the Company may terminate the employment of the Executive hereunder only for "good cause," which shall mean (a) the willful, substantial, continued and unjustified refusal of the Executive substantially to perform his duties with the (other than any failure due to physical or mental incapacity) or (b) willful misconduct materially and demonstrably injurious to the Company, financially or otherwise, in each case, as determined in the reasonable discretion of the Board of Directors, but with respect to each of the foregoing bases for termination specified in the preceding clause, only if (1) the Executive has been provided with written notice of any assertion that there is a basis for termination for good cause which notice shall specify in reasonable detail specific facts regarding any such assertion and the Executive has been given a reasonable period of time within which to remedy or cure the problem or complaint, (2) such notice is provided to the Executive a reasonable time before the Board of Directors meets to consider any possible termination for cause, (3) at or prior to the meeting of the Board of Directors to consider the matters described in the written notice, an opportunity is provided to the Executive and his counsel to be heard by the Board of Directors with respect to the matters described in the written notice, before it acts with respect to such matter, (4) any resolution or other action by the Board of Directors with respect to any deliberation regarding or decision to terminate the Executive for good cause is duly adopted by a vote of a majority of the entire Board of Directors of the Company at a meeting of the Board duly called and held and (5) the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by the Executive shall be considered willful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

            (ii) If the employment of the Executive is terminated for good cause under Section 8(b)(i) of this Agreement, the Company shall pay to the Executive any Base Salary earned prior to the effec yet paid and any cash bonus compensation earned pursuant to the provisions of any incentive compensation plan then in effect but not paid to the Executive prior to the effective date of such termination. Under such circumstances, such payments shall be in full and complete discharge of any and all liabilities or obligations of the Company to the Executive hereunder, and the Executive shall be entitled to no further benefits under this Agreement (other than rights already accrued).

            (iii) Termination of the employment of the Executive other than as expressly specified above in Section 8(b)(i) for good cause shall be deemed to be a termination of employment "Without Good Cause."

      (c) Termination Without Good Cause. (i) Notwithstanding any other provision of this Agreement, the Company shall have the right to terminate the Executive's employment Without Good Cause pursuant to the provisions of this
Section 8(c). If the Company shall terminate the employment of the Executive Without Good Cause effective on a date earlier than the termination date provided for in Section 2 (with the effective date of termination as so identified by the Company being referred to herein as the "Accelerated Termination Date"), the Executive, until the end of the term of this Agreement then in effect as provided for in Section 2, but in no case shall such period exceed 36 months, or until the date which is 24 months after the Accelerated Termination Date, whichever is greater, shall continue to receive (1) the Base Salary, paid in the


                                       7.

same monthly or other periodic installments as in effect prior to the Accelerated Termination Date (2) an equal monthly pro rata portion of an amount of cash equal to the MICP Target Amount (as that term is defined in Section 7(b)(i)) in respect of the year during which the Executive's employment terminates, multiplied times the number of years (or fractions thereof) remaining in the then unexpired term of this Agreement or multiplied rata portion of an amount of cash equal to the cash value of any bonus paid or to be paid to the Executive in the form of performance shares or restricted stock under the LTIP as described on Exhibit A or any similar bonus or incentive plans or programs then in effect (valued, if applicable under the terms of such plans or programs, at the greater of the closing price on the New York Stock Exchange, or other such market on which the Company's stock trades if it is not listed on the New York Stock Exchange, on the first trading day of the plan or program cycle or the Accelerated Termination Date, or if the Accelerated Termination Date is not a trading day, on the first trading day thereafter) in respect of the then-current three year cycle of such plans or programs or such other cycle as is then in effect, calculated as if the then-current cycle were completed and the target levels attained (the "LTIP Target Amount"), which cash payment shall be in lieu and in full satisfaction any rights under the LTIP in respect of such stock or shares as described in Exhibit A or any similar bonus or incentive plans or programs in effect at the time of such payment (all of which stock or shares shall be cancelled upon such payment and receipt); provided however, if the Accelerated Termination Date is prior to January 1, 1998, the amount of cash payable to the Executive under the LTIP shall be $630,000, and (4) any other cash or other bonus compensation earned prior to the date of such termination pursuant to the terms of all incentive compensation plans then in effect other than the Company's Management Incentive Compensation Plan as described on Exhibit A or any similar bonus or incentive plans or programs then in effect; provided that, notwithstanding such termination of employment, the Executive's covenants set forth in Section 10 and Section 11 are intended to and shall remain in full force and effect and provided further that in the event of such termination, the Company shall have the right (but not the obligation) to relieve the Executive, in whole or in part, of the Executive's duties under this Agreement, or direct the Executive to no longer perform such duties, or direct that the Executive no longer be required to report to work, or any combination of the foregoing.

            (ii) The parties agree that, because there can be no exact measure of the damage that would occur to the Executive as a result of a termination by the Company of the Executive's employment Without Good Cause, the payments and benefits paid and provided pursuant to this Section 8(c) shall be deemed to constitute liquidated damages and not a penalty for the Company's termination of the Executive's employment Without Good Cause.

                        (d) Change of Control. (i) For purposes of this
                  Agreement, a "Change in Control (1)a change in control of the Company of a nature that is required, pursuant to the Securities Exchange Act of 1934 (the "1934 Act"), to be reported in response to Item 1(a) of a Current Report on Form 8-K or Item 6(e) of Schedule 14A under the 1934 Act (in each case under this Agreement, references to provisions of the 1934 Act and the rules and regulations promulgated thereunder being understood to refer to such law, rules and regulations as the same are in effect on November 1, 1996); or


                                       8.

            (2) the acquisition of "Beneficial Ownership" (as defined in Rule 13d-3 under the 1934 Act) of the Company's securities comprising 35% or more of the combined voting power of the Company's outstanding securities by any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act and the rules and regulations promulgated thereunder, but not including any trustee or fiduciary acting in that capacity for an employee benefit plan sponsored by the Company) and such person's "affiliates" and "associates" (as those terms are defined under the 1934 Act), but excluding any ownership by the Executive and his affiliates and associates; or

            (3) the failure of the "Incumbent Directors" (as defined below) to constitute at least a majority of all directors of the Company (for these purposes, "Incumbent Directors" means individuals who were the directors of the Company on November 1, 1996, and, after his or her election, any individual becoming a director subsequent to November 1, 1996, whose election, or nomination for election by the Company's stockholders, is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Directors, except that no individual shall be considered an Incumbent Director who is not recommended by management and whose initial assumption of office as a director is in connection with an actual or threatened "election contest" relating to the "election of directors" of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the 1934 Act); or

            (4) the closing of a sale of all or substantially all of the assets of the Company;

            (5) the Company's adoption of a plan of dissolution or liquidation; or

            (6) the closing of a merger or consolidation involving the Company in which the Company is not the surviving corporation or if, immediately following such merger or consolidation, less than seventy-five percent (75%) of the surviving corporation's outstanding voting stock is held or is anticipated to be held by persons who are stockholders of the Company immediately prior to such merger or consolidation.

            (ii) If a Change in Control of the Company occurs, the Executive shall have the right, exercisable for a period of one year thereafter by delivering a written statement to that effect to the Company, to immediately terminate this Agreement and upon such a determination the Executive shall have the right to receive and the Company shall be obligated to pay to Executive in cash a lump sum payment in an amount equal to the sum of (1) the "Control Cash Payment" as that term is defined in Section 8(d)(iii) of this Agreement; (2) three times the annual Base Salary then in effect, (3) three times the MICP Target Amount (as that term is defined in Section 7(b)(i)) in the year in which employment terminates, (4) the cash value of the LTIP Target Amount (as that term is defined in Section 8(c)), which cash payment shall be in lieu and in full satisfaction of any rights under the LTIP in respect of such stock or shares as described in Exhibit A or any similar bonus or incentive plans or programs in effect at the time of such payment (all of which stock or shares shall be cancelled upon such payment and receipt), and (5) the additional payments necessary to


                                       9.

discharge certain tax liabilities (the "Gross Up") as that term is defined in
Section 13 of this Agreement (the sum of the foregoing amounts other than the Gross Up being referred to as the "Change in Control Payment"). If the Executive fails to exercise his rights under this Section 8(d) within one year following a Change in Control, such rights shall expire and be of no further force or effect.

            (iii) The "Control Cash Payment" shall be (A) $500,000 if the first event to occur that constitutes a Change in Control occurs on or before December 31, 1997; (B) $1,000,000, if the first event to occur that constitutes a Change in Control occurs after December 31, 1997 but on or before December 31, 1998;
(C) $1,500,000, if the first event to occur that constitutes a Change in Control occurs after Dif the first event to occur that constitutes a Change in Control occurs at any time after December 31, 1999.

      (e) Intentions Regarding Certain Stock and Benefit Plans. Except as otherwise provided herein, upon any termination of the Executive's employment Without Good Cause or upon the exercise by the Executive of his rights to terminate his employment following a Change of Control, it is the intention of the parties that any and all vesting or performance requirements or conditions affecting any outstanding restricted stock, performance stock, stock option, stock appreciation right, bonus, award, right, grant or any other incentive compensation under any of the Plans, under this Agreement, or otherwise received, shall be deemed to be fully satisfied and any risk of forfeiture with respect thereto shall be deemed to have lapsed.

      (f) Certain Rights Mutually Exclusive. The provisions of Section 8(c) and
Section 8(d) are mutually exclusive, provided, however, that if within one year following commencement of an 8(c) payout there shall be a Change in Control as defined in Section 8(d)(i), then the Executive shall be entitled to the amount payable to the Executive under Section 8(d)(ii) and Section 8(d)(iii) reduced by the amount that the Executive has received under Section 8(c) up to the date of the change in control. The triggering of the lump sum payment requirement of
Section 8(d) shall cause the provisions of Section 8(c) to become inoperative.

9.    DISCLOSURE

      The Executive agrees that during the term of the Executive's employment by the Company, the Executive will disclose and disclose only to the Company all ideas, methods, plans, developments or improvements known by him which relate directly or indirectly to the business of the Company, whether acquired by the Executive before or during the Executive's employment by the Company. Nothing in this Section 9 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third partynants of this Section 9 shall not be violated by ordinary and customary communications with reporters, bankers and securities analysts and other members of the investment community.

10.   CONFIDENTIALITY


                                      10.

      The Executive agrees to keep in strict secrecy and confidence any and all information the Executive assimilates or to which the Executive has access during the Executive's employment by the Company and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Company. The Executive agrees that both during and after the term of the Executive's employment by the Company, the Executive will not, without the prior written consent of the Company, disclose any such confidential information to any third person, partnership, joint venture, company, corporation or other organization. The foregoing covenants shall not be breached to the extent that any such confidential information becomes a matter of general knowledge other than through a breach by the Executive of the Executive's obligations under this
Section 10.

11.   NONCOMPETITION AND NONSOLICITATION

      (a) General. The Executive hereby acknowledges that, during and solely as a result of the Executive's employment by the Company, the Executive has received and shall continue to receive: (1) special training and education with respect to the operations of the Company's real estate development and management businesses and its leasing, lending and financing activities, and other related matters, and (2) access to confidential information and business and professional contacts. In consideration of the special and unique opportunities afforded to the Executive by the Company as a result of the Executive's employment, as outlined in the previous sentence, the Executive hereby agrees to the restrictive covenants in this Section 11.

      (b) Noncompetition. During the term of the Executive's employment, whether pursuant to this Agreement, any automatic or other renewal hereof or otherwise, and, except as may be otherwise herein provided, for a period of two (2) years after the termination of the Executive's employment with the Company, regardless of the reason for such termination, the Executive shall not, directly or indirectly, enter into, engage in, be employed by or consult with any business which competes with the Company's real estate lending, leasing, development or management businesses in Florida. The Executive shall not engage in such prohibited activities, either as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, or representative or salesman for any person, firm, partnership, corporation or other entity so competing with the Company. The restrictions of this Section 11 shall not be violated by (i) the ownership of no more than 2% of the outstanding securities of any company whose stock is traded on a national securities exchange or is quoted in the Automated Quotation System of the National Association of Securities Dealers (NASDAQ), or (ii) other outside business investments that do not in any manner conflict with the services to be rendered by the Executive for the Company and that do not diminish or detract from the Executive's ability to render the Executive's required attention to the business of the Company.

      (c) Nonsolicitation. During the Executive's employment with the Company and, except as may be otherwise herein provided, for a period of two (2) years following the termination of the Executive's employment with the Company, regardless of the reason for such termination, the Executive agrees the Executive will refrain from and will not, directly or indirectly, as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint


                                      11.

venturer, consultant, agent, representative, salesman or otherwise solicit any of the employees of the Company to terminate their employment.

      (d) Term Extended or Suspended. The period of time during which the Executive is prohibited from engaging in certain business practices pursuant to Sections 11(b) or (c) shall be extended by any length of time during which the Executive is in breach of such covenants.

      (e) Essential Element. It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 11(a) through (c) are essential elements of this Agreement, and that, but for the agreement of the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

      (f) Severability. It is agreed by the Company and Executive that if any portion of the covenants set forth in this Section 11 are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. The Company and Executive agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable to this Section 11 to be invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Executive. The Company and the Executive agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company.

12.   SPECIFIC PERFORMANCE

      The Executive agrees that damages at law will be an insufficient remedy to the Company if the Executive violates the terms of Sections 9, 10 or 11 of this Agreement and that the Company would suffer irreparable damage as a result of such violation. Accordingly, it is agreed that the Company shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Company. The Executive agrees to pay to the Company all reasonable costs and expenses incurred by the Company relating to the enforcement of the terms of Sections 9, 10 or 11 of this Agreement, including reasonable fees and reasonable disbursements of counsel selected by the Company (during investigation and before and at trial and in appellate proceedings).


                                      12.

13.   PAYMENT OF EXCISE TAXES

      (a) Payment of Excise Taxes. If the Executive is to receive any (1) Change of Control Payment under Section 8(d), (2) any benefit or payment under Section 7 as a result of or following the death or Permanent Disability of the Executive, (3) any benefit or payment under Section 8(c) as a result of or following any termination of employment hereunder Without Good Cause, (4) any benefit or payment under the Plans as a result of a Change of Control, following the death or Permanent Disability of the Executive or following the termination of employment hereunder Without Good Cause (such sections being referred to as the "Covered Sections" and the benefits and payments to be received thereunder being referred to as the "Covered Payments"), the Executive shall be entitled to receive the amount described below to the extent applicable: If any Covered Payment(s) under any of the Covered Sections or by the Company under another plan or agreement (collectively, the "Payments") are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (as amended from time to time, the "Code"), or any successor or similar provision of the Code (the "Excise Tax"), the Company shall pay the Executive an additional amount (the "Gross Up") such that the net amount retained by the Executive after deduction of any Excise Tax on the Payments and the federal income tax on any amounts paid under this Section 13 shall be equal to the Payments.

      (b) Certain Adjustment Payments. For purposes of determining the Gross Up, the Executive shall be deemed to pay the federal income tax at the highest marginal rate of taxation (currently 39.5%) in the calendar year in which the payment to which the Gross Up applies is to be made. The determination of whether such Excise Tax is payable and the amount thereof shall be made upon the opinion of tax counsel selected by the Company and reasonably acceptable to the Executive. The Gross Up, if any, that is due as a result of such determination shall be paid to the Executive in cash in a lump sum within thirty (30) days of such computation. If such opinion is not finally accepted by the Internal Revenue Service upon audit or otherwise, then appropriate adjustments shall be computed (without interest but with Gross Up, if applicable) by such tax counsel based upon the final amount of the Excise Tax so determined; any additional amount due the Executive as a result of such adjustment shall be paid to the Executive by his or her Company in cash in a lump sum within thirty (30) days of such computation, or any amount due the Executive's Company as a result of such adjustment shall be paid to the Company by the Executive in cash in a lump sum within thirty (30) days of such computation.

14.   MISCELLANEOUS

      (a) Waiver of Breach. The waiver by either party to this Agreement of a breach of any of the provisions of this Agreement by the other party shall not be construed as a waiver of any subsequent breach by such other party.

      (b) Compliance With Other Agreements. The Executive represents and warrants that the execution of this Agreement by him and the Executive's performance of the Executive's obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any Agreement to which the Executive is a party or by which the Executive is or may be bound.


                                      13.

      (c) Binding Effect; Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement is a personal employment contract and the rights, obligations and interests of the Executive hereunder may not be sold, assigned, transferred, pledged or hypothecated.

      (d) Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

      (e) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      (f) No Duty to Mitigate. The Executive shall be under no duty to mitigate any loss of income as result of the termination of his employment hereunder and any payments due the Executive upon termination of employment shall not be reduced in respect of any other employment compensation received by the Executive following such termination.

      (g) Florida Law. This Agreement shall be construed pursuant to and governed by the substantive laws of the State of Florida (except that any provision of Florida law shall not apply if the law of a state or jurisdiction other than Florida would otherwise apply).

      (h) Venue; Process. The parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in and only in the Circuit Court of the Sixth Judicial Circuit of the State of Florida in and for Pinellas County (the "Circuit Court") and the parties agree that jurisdiction shall not properly lie in any other jurisdiction provided, however, if jurisdiction does not properly lie with the Circuit Court, the parties agree that jurisdiction and venue shall properly lie in and only in the United States District Court for the Middle District of Florida, Tampa Division. The parties hereby waive any objections which they may now or hereafter have based on venue and/or forum non conveniens and irrevocably submit to the jurisdiction of any such court in any legal suit, action or proceeding arising out of or relating to this Agreement. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.

      (i) Severability. Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term


                                      14.

void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.

      (j) Deduction for Tax Purposes. The Company's obligations to make payments under this Agreement are independent of whether any or all of such payments are deductible expenses of the Company for federal income tax purposes.

      (k) Enforcement. If, within 10 days after demand to comply with the obligations of one of the parties to this Agreement served in writing on the other, compliance or reasonable assurance of compliance is not forthcoming, and the party demanding compliance engages the services of an attorney to enforce rights under this Agreement, the prevailing party in any action shall be entitled to recover all reasonable costs and expenses of enforcement (including reasonable attorneys' fees and reasonable expenses during investigation, before and at trial and in appellate proceedings). In addition, each of the parties agrees to indemnify the other in respect of any and all claims, losses, costs, liabilities and expenses, including reasonable fees and reasonable disbursements of counsel (during investigation prior to initiation of litigation and at trial and in appellate proceedings if litigation ensues), directly or indirectly resulting from or arising out of a breach by the other party of their respective obligations hereunder. The parties' costs of enforcing this Agreement shall include prejudgment interest. -of-pocket expenses in connection with the enforcement of this Agreement, all such amounts shall accrue interest at 10% per annum (or such lower rate as may be required to avoid any limit imposed by applicable law) commencing 30 days after any such expenses are incurred.

      (l) Notices. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and three days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

      To the Company:              Echelon International Corporation.
                                   One Progress Plaza
                                   St. Petersburg, FL 33701
                                   Attn: Chairman of the Board
                                   Telecopy: (813) 824-6536

      To the Executive at the Executive's address herein first above written, or to such other address as either party may specify by written notice to the other.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


ATTEST:                                  ECHELON INTERNATIONAL CORPORATION


                                      15.

(Corporate Seal)


________________________________         By:____________________________________
Secretary                                Title:

                                         EXECUTIVE
Witnesses:

________________________________         _______________________________________
                                         DARRYL A. LECLAIR
________________________________
As to Executive


                                      16.

                                    EXHIBIT A
                                       TO
                   EMPLOYMENT AGREEMENT WITH DARRYL A. LECLAIR
                             DATED NOVEMBER 20, 1996

      The Company will establish a Management Incentive Compensation Plan ("MICP") and Long Term Incentive Plan ("LTIP") for its senior management in which the Executive will participate. During the first three full fiscal years of the Company's operation following the completion of the Spinoff ending on December 31, 1997, 1998 and 1999, respectively (the "Covered Years"), the MICP will provide for annual cash bonuses based upon the Company's net income for each of the Covered Years. The LTIP will provide the opportunity to earn restricted shares based upon the Company's cumulative results of operation for three year cycles, beginning with the three year cycle comprising the Covered Years. The Executive's participation in the MICP and the LTIP during the Covered Years shall be based upon the criteria and shall include awards with the values indicated in the tables set forth below and as more fully described in this Exhibit A.

MICP

      During each of the Covered Years, (i) all MICP bonuses shall be paid in cash; (ii) if Threshold Net Income is not achieved, no MICP cash bonus will be paid; (iii) if actual net income exceeds Threshold Net Income, but is less than Target Net Income, or exceeds Target Net Income but is less than Maximum Net Income, the percentage of the MICP bonus shall be proportionately increased above the Threshold bonus amount or the Target Bonus amount, as the case may be, and (iv) if actual net income equals or exceeds Maximum Net Income, the Maximum MICP cash bonus will be paid, but no additional cash bonus will be payable under the MICP regardless of the amount by which actual net income in that Covered Year exceeds Maximum Net Income. The following table sets forth information regarding the MICP Net Income Threshold, Target and Maximum and cash bonuses.

          -----------------------------------------------------------
                  MICP            1997         1998         1999
          -----------------------------------------------------------
          THRESHOLD
          -----------------------------------------------------------
          Net Income            $1,584,274   $1,768,816   $2,132,640
          -----------------------------------------------------------
          MICP Cash Bonus          $70,000      $70,000      $70,000
          (% of Target Bonus)        (50%)        (50%)        (50%)
          -----------------------------------------------------------
          TARGET
          -----------------------------------------------------------
          Net Income            $2,112,366   $2,358,422   $2,843,521
          -----------------------------------------------------------
          MICP Cash Bonus         $140,000     $140,000     $140,000
          (% of Base Salary)         (50%)        (50%)        (50%)
          -----------------------------------------------------------
          MAXIMUM
          -----------------------------------------------------------
          Net Income            $2,640,457   $2,948,027   $3,554,401
          -----------------------------------------------------------
          MICP Cash Bonus         $210,000     $210,000     $210,000
          (% of Target Bonus)       (150%)         150%       (150%)
          -----------------------------------------------------------


                                      17.

      Notwithstanding the foregoing and the information contained in any of the tables contained in this Exhibit, and regardless of the actual net income achieved by the Company in the first Covered Year, the MICP cash bonus shall not be less than the amount of the MICP cash bonus that would be payable if the Target Net Income was achieved in the first Covered Year (50% of Base Salary).

LTIP

      The sum of each year's Threshold Net Income for the three Covered Years shall be referred to as the "Threshold LTIP Net Income"; the sum of each year's Target Net Income for the three Covered Years shall be referred to as "Target LTIP Net Income"; and the sum of each year's Maximum Net Income for the three Covered Years shall be referred to as "Maximum LTIP Net Income," in each case, as set forth in the following tables:

--------------------------------------------------------------------------------
     LTIP            1997           1998           1999          LTIP NET INCOME
--------------------------------------------------------------------------------
THRESHOLD                                                              THRESHOLD
--------------------------------------------------------------------------------
Net Income       $1,584,274.00  $1,768,816.00  $2,132,640.00       $5,485,730.00
--------------------------------------------------------------------------------
TARGET                                                                    TARGET
--------------------------------------------------------------------------------
Net Income       $2,112,366.00  $2,358,422.00  $2,843,521.00       $7,314,309.00
--------------------------------------------------------------------------------
MAXIMUM                                                                  MAXIMUM
--------------------------------------------------------------------------------
Net Income       $2,640,457.00  $2,948,027.00  $3,554,401.00       $9,142,885.00
--------------------------------------------------------------------------------

      The following table sets for information regarding the Threshold, Target and Maximum LTIP Net income and values associated with achieving such levels of cumulative net income:

               ---------------------------------------------
                        LTIP               Three Years
                                         Ending December
                                             31, 1999
               ---------------------------------------------
               THRESHOLD
               ---------------------------------------------
               Cumulative Net Income          $5,485,730.00
               ---------------------------------------------
               LTIP Value                          $315,000
               (% of Target Bonus)                    (50%)
               ---------------------------------------------
               TARGET
               ---------------------------------------------
               Cumulative Net Income          $7,314,309.00
               ---------------------------------------------
               LTIP Value                          $630,000
               (% of Base Salary)                     (75%)
               ---------------------------------------------
               MAXIMUM
               ---------------------------------------------
               Cumulative Net Income          $9,142,885.00


                                      18.

               ---------------------------------------------
               LTIP Value                          $945,000
               (% of Target Bonus)                   (150%)
               ---------------------------------------------

      For purposes of administering the LTIP, during the first three-year cycle,
(i) all LTIP awards shall be paid in the form of restricted shares; (ii) the number of restricted shares shall be determined by dividing the dollar value of the Maximum LTIP Value $945,000 by the closing price on January 1, 1998, or the first trading day thereafter, on the New York Stock Exchange (or such other market on which the Company's stock trades if it is not listed on the New York Stock Exchange); (iii) the restricted shares, among other things, shall be subject to a risk of forfeiture if and to the extent that the performance criteria set forth in this Exhibit A are not met; (iv) if actual cumulative net income for the three-year period ending December 31, 1999, does not equal or exceed Threshold LTIP Net Income, all restricted shares shall be forfeited, and no LTIP bonus will have been earned; (v) if actual cumulative net income for the three year period ending December 31, 1999, exceeds Threshold LTIP Net Income, but is less than Target LTIP Net Income, or exceeds Target LTIP Net Income but is less than Maximum LTIP Net Income, the percentage of the LTIP restricted shares as to which the risks on forfeiture shall lapse shall be proportionately increased above the Threshold bonus amount or the Target Bonus amount, as the case may be; and (vi) if cumulative net income for the three-year period ending December 31, 1999 equals or exceeds Maximum LTIP Net Income, the risks of forfeiture shall lapse as to all restricted shares, but no additional shares will be issuable under the LTIP regardless of the amount by which actual cumulative net income for the three years ending December 31, 1999 exceeds Maximum LTIP Net Income.